                                                                    Exhibit 99.1


HORIZON

BANKING o INSURANCE o INVESTMENTS o TRUST
515 Franklin Square, Michigan City, Indiana

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date: April 17, 2003

FOR IMMEDIATE RELEASE

        HORIZON BANCORP ANNOUNCES 56% INCREASE IN FIRST QUARTER EARNINGS

Michigan City, Indiana, (April 17, 2003) - Horizon Bancorp today announced unaudited financial results for the quarter ended March 31, 2003. Net income was $1.724 million or $.84 per fully diluted share. This compares to net income of $1.105 million or $.56 per fully diluted share for the same quarter of the prior year. This represents a 56% increase over the first quarter of the prior year. The first quarter of the prior year included a $97 thousand net of tax, or $.05 per fully diluted share charge for the cumulative effect of a change in accounting for goodwill. Craig M. Dwight, Chief Executive Officer stated, "I am proud of the entire Horizon Team in reaching a new milestone for record quarterly earnings. This team is constantly looking at ways to balance the interests of customers, shareholders and the communities we serve, and the results over this past quarter provides considerable evidence of their commitment to excellence."

Net interest income for the quarter ended March 31, 2003 was $5.885 million, an increase of $630 thousand or 12% over the same period of the prior year. This increase was the result of an increase in average earning assets over the first quarter of 2002 of approximately $146 million. This growth came primarily in the investment portfolio and mortgage warehouse loans. Mortgage warehouse loans experienced unprecedented growth over the last six months due to heavy refinance activity. As is typical in any economic cycle, mortgage lending activity will eventually decline. Management plans to offset this decline by focusing on business and consumer lending activities, as well as expanding into new markets. Mortgage warehouse loans outstanding averaged $237.5 million during the first quarter of 2003 compared to $179.0 million for the same quarter of the prior year.

Non-interest income increased $557 thousand or 25% from the first quarter of 2002. This increase relates primarily to an increased gain on the sale of loans into the secondary market. During the first quarter of 2003, the gain on sale of mortgage loans totaled $1.021 million based on the sale of approximately $51.4 million of mortgage loans. This compares to a gain of $525 thousand based on the sale of approximately $30.7 million in the first quarter of 2002.



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Pg. 2 Cont.  Horizon First Quarter Earnings

Non-interest expense increased $539 thousand or 10% from the first quarter of 2002. The majority of the increase relates to salaries and employee benefits which increased due to additional commissions paid to mortgage loan originators and additional staffing for new market expansion.

At March 31, 2003, Horizon's total assets were $698 million compared to $720 million at December 31, 2002. Total net loans were $492 million at March 31, 2003 compared to $530 million at December 31, 2002. The decline in loans came primarily in mortgage warehouse loans, as mentioned above. Refinance activity, while still strong, slowed somewhat in the first quarter and, accordingly, mortgage warehouse loans outstanding have declined approximately $32 million since December 31, 2002.

Horizon's allowance for loan losses at March 31, 2003 was $6.5 million, or 1.30% of gross loans, compared to $6.3 million or 1.17% at December 31, 2002. Non-performing assets at March 31, 2003 were $1.1 million, or 0.22% of gross loans, compared to $1.3 million or .24% at December 31, 2002.

Total deposits were $479 million at March 31, 2003 compared to $489 million at December 31, 2002. The decline came primarily in public funds and other short term negotiable Certificates of Deposit brought in to fund the fourth quarter growth in mortgage warehouse loans. Core deposits increased to $354.1 million at March 31, 2003, from $344.2 million at December 31, 2002.

Book value per common share at March 31, 2003 was $21.51 compared to $20.89 at December 31, 2002. The change in stockholders' equity during the three months ended March 31, 2003 is the result of net income, net of dividends declared, and a decrease in the market value of investment securities available for sale.

Horizon Bancorp is a locally owned, independent, bank holding company serving the Northwestern Indiana/Southwestern Michigan area. It offers banking, insurance, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso and Merrillville, Indiana, and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.

Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be valid. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

                  Contact: Horizon Bancorp
                           James H. Foglesong
                           Chief Financial Officer
                           (219) 873 - 2608
                           Fax: (219) 874 -9280

                                    # # #


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                                 HORIZON BANCORP
                 (in thousands except per share data and ratios)

                                                                 At                     At
                                                              March 31,            December 31,
                                                                2003                   2002
                                                              ---------            ------------
SELECTED FINANCIAL DATA:

Total assets                                                 $  697,681            $   720,130
Cash and cash equivalents                                        24,857                 35,692
Investment securities available for sale                        145,335                109,453
Loans held for sale                                               3,841                 12,620
Loans, net                                                      491,573                529,538
Deposits                                                        478,605                489,259
Total borrowings                                                170,985                183,521
Total equity                                                     42,652                 41,410

CAPITAL RATIOS (BANK ONLY):
  Total capital to risk weighted assets                           14.16%                 13.55%
  Tier 1 capital to risk weighted assets                          12.91%                 12.29%
  Tier 1 capital to average assets                                 7.45%                  7.20%

ASSET QUALITY RATIOS:
  Nonperforming loans to total loans                               0.22%                  0.24%
  Allowance for loan losses to nonperforming loans               587.42%                483.76%
  Allowance for loan losses to total loans                         1.30%                  1.17%



                                                                     Three Months
                                                                    Ended March 31,
                                                             ---------------------------------
                                                                2003                   2002
                                                             ----------             ----------
SELECTED OPERATING DATA:

Total interest income                                        $   10,175             $    9,276
Total interest expense                                            4,290                  4,021
                                                             ----------             ----------
Net interest income                                               5,885                  5,255
Provision for loan losses                                           375                    375
                                                             ----------             ----------
Net interest income after provision for loan losses               5,510                  4,880
                                                             ----------             ----------
Noninterest income:
  Service charges on deposit accounts                               724                    661
  Fiduciary activities                                              556                    553
  Gain on sale of loans                                           1,021                    525
  Other noninterest income                                          488                    493
                                                             ----------             ----------
Total noninterest income                                          2,789                  2,232
                                                             ----------             ----------
Noninterest expense:
  Salaries and employee benefits                                  3,249                  2,928
  Other noninterest expense                                       2,553                  2,335
                                                             ----------             ----------
Total noninterest expense                                         5,802                  5,263
                                                             ----------             ----------

Net income before taxes and cumulative effect of
  change in accounting for goodwill                               2,497                  1,849
Income tax expense                                                  773                    647
                                                             ----------             ----------
Net income before cumulative effect of change in
  accounting for goodwill                                         1,724                  1,202
Cumulative effect of change in accounting for goodwill               --                    (97)
                                                             ----------             ----------
Net income                                                   $    1,724             $    1,105
                                                             ==========             ==========

PERFORMANCE RATIOS:
Diluted earnings per share                                   $     0.84             $     0.56
Return on average equity                                          16.03%                 12.33%
Net interest margin                                                3.59%                  4.03%



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